EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 18, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K/A dated March 18, 2002 of SunTrust Banks, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Mr. John Spiegel, CFO, SunTrust Banks, Inc.